Exhibit 99.1

BeiGene and Guangzhou Development District Establish Joint Venture to Build Biologics Manufacturing Facility

•                 State-of-the-Art Facility to Break Ground in 2017

•                 Expected Direct Investments Total RMB2.2 Billion ($330 million)

•                 Funding Includes Support for Clinical Development in China

BEIJING AND GUANGZHOU, March 7, 2017, BeiGene, Ltd. (NASDAQ:BGNE) and Guangzhou Development District (GDD) today announced that BeiGene (Hong Kong) Co., Ltd. (BeiGene HK), a wholly owned subsidiary of BeiGene, Ltd. and GDD and its affiliate Guangzhou GET Technology Development Co., Ltd (GET) have entered into a definitive agreement to establish a state-of-the-art commercial-scale biologics manufacturing facility in Guangzhou, Guangdong Province, China. The joint venture (JV), BeiGene Biologics Co., Ltd. (BeiGene Biologics), will also provide funding for research and development of biologic drug candidates in China. Total direct investments are expected to be RMB2.2 billion ($330 million).

“We are very pleased to announce our joint venture with the Guangzhou Development District. Biologics represent an important part of BeiGene’s overall R&D and manufacturing capabilities. This joint venture will enable BeiGene to keep pace with a growing demand for the development and use of biologics in China and global markets,” commented Xiaodong Wang, Ph.D., Co-Founder, Director, and Chairman of the Scientific Advisory Board of BeiGene.

“It is our strategic priority to secure high-quality large-scale manufacturing capacity based on the increasing biologics opportunity we envision in China and global markets. We believe the joint venture will provide a valuable asset for our long-term growth,” commented John V. Oyler, Co-Founder, Chief Executive Officer, and Chairman of the Board of BeiGene.

“We attach great importance to this project and believe that the successful introduction of BeiGene Biologics will transform Guangzhou Development District into a center for the innovative biopharmaceutical industry, promote the development of the biotechnology industry in the region, and provide a powerful driving force for economic transformation and upgrade. The government will provide strong support in funding, management service, and creating a good business environment,” commented the Administrative Committee of Guangzhou Municipal Government and Guangzhou Development District.

Under the terms of the agreement, the cash contributions to BeiGene Biologics (the JV Company) consist of RMB200 million ($30 million) from BeiGene HK and a total of RMB 1 billion ($150 million) from GET, including cash in equity investment of the JV Company and a shareholder loan, which may be convertible into equity of the JV Company. For additional funding, the manufacturing factory subsidiary of the JV Company is expected to secure commercial loans of RMB1 billion ($150 million).

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 300 scientists, clinicians and staff in mainland China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients.

About Guangzhou Development District

Guangzhou Development District (GDD) is one of the first 14 national economic and technological development zones approved by the State Council in 1984. GDD’s comprehensive strength ranks in the top three among the National Development

Zones. GDD mainly focuses on the development of R&D services, life and health science, inspection and other knowledge-intensive industries.

About Guangzhou GET Technology Development Co., Ltd.

Guangzhou GET Technologies Development Co., Ltd., established in 1998, is a wholly state-owned subsidiary of Guangzhou GET Holding Corporation Ltd., incorporated under the authority of the Administrative Committee of GDD. GET Technologies Development represents the GDD in performing the functions of an investor and focuses on equity investments in advanced and potential high-tech projects. GET Technologies Development now invests in three companies, including LG Display China Co., Ltd., Guangzhou Entrepreneur Park for Overseas Chinese Scholars, and Guangzhou GET Property Management Co., Ltd..

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the strategic partnership, the anticipated development and capacity of the JV Company and manufacturing facility and the potential financing sources of the JV Company. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com